OnDeck Reports Second Quarter 2019 Financial Results and Announces Share Repurchase Program

•	Loans and finance receivables of $1.2 billion, up 15% from June 30, 2018

•	Gross revenue of $110.2 million up 15% from 2Q 2018

•	Net income* of $4.3 million, $0.05 per diluted share

•	Adjusted Net Income* of $6.9 million, $0.09 per diluted share

•	Board authorized repurchase of up to $50 million of common shares

•	Actively pursuing a bank charter

NEW YORK, July 29, 2019 /PRNewswire/ -- OnDeck® (NYSE:ONDK), the leader in online lending for small business, today announced second quarter 2019 Net income of $4.3 million, Adjusted Net Income of $6.9 million and Gross revenue of $110.2 million. Second quarter 2019 results reflect the full quarter impact of the company's business combination with Evolocity Financial Group ("Evolocity") that closed on April 1, 2019.

“Our second quarter financial results reflect the continued execution of our 2019 priorities focused on growing the U.S. lending business, investing in growth adjacencies and advancing our risk, technology and funding disciplines,” said Noah Breslow, chief executive officer. “We are excited about our opportunities to create value for shareholders and our Board has authorized a significant stock repurchase program in recognition of our strong liquidity and capital positions. Further, after careful consideration and analysis, we have decided to pursue a bank charter, which will enable us to offer our small business customers a wider range of products while improving our financial profile."

Review of Financial Results for the Second Quarter of 2019

Net income was $4.3 million, or $0.05 per diluted share, compared to $5.7 million, $0.07 per diluted share, in the prior quarter and $5.6 million, or $0.07 per diluted share, in the year-ago period.

Adjusted Net Income was $6.9 million, or $0.09 per diluted share, compared to $8.1 million, or $0.10 per diluted share, in the prior quarter and $9.8 million, or $0.13 per diluted share, in the year-ago period.

Loans and finance receivables were essentially flat sequentially and increased 15% from a year ago to $1.2 billion, reflecting annual growth in all loan types and the closing of the Evolocity transaction in April 2019. Origination volume was $592 million, down from the prior quarter, as second quarter volume has historically been softer, and up 1% from the year-ago quarter. Compared to the prior quarter, term loan unit volume decreased 5%, average term loan size decreased slightly to $52 thousand and the average term loan maturity increased to 12.2 months.

Gross revenue of $110.2 million was essentially unchanged from the prior quarter and up 15% from the year-ago quarter, driven by higher Interest and finance income. Portfolio Yield of 35.0% decreased from 35.6% in the prior quarter, reflecting the addition of the Evolocity portfolio and a lower blended yield on new originations, and from 36.1% in the year-ago quarter which also reflects increased delinquencies.

Interest expense and the Cost of Funds Rate increased slightly from the prior quarter to $11.4 million and 5.5%, respectively, primarily reflecting the addition of the Evolocity debt to our balance sheet, and improved significantly from the year-ago quarter primarily due to lower borrowing spreads on debt that was refinanced.

Net Interest Margin decreased to 29.0% from 29.5% in the prior quarter and increased from 28.2% in the year-ago quarter reflecting the aforementioned drivers of Portfolio Yield and Cost of Funds Rate.

Provision for loan and finance receivable losses was $43.0 million, essentially flat sequentially, as the impacts from higher charge-offs and lower originations largely offset, and increased from $33.3 million a year ago primarily reflecting higher charge-offs and portfolio growth. The Provision Rate of 7.3% increased from 6.8% the prior quarter and 5.7% the year-ago quarter. The Net Charge-off Rate increased to 15.1% driven by the write-off of loans originated in the second half of 2018 as part of our credit expansion testing. The 15+ Day Delinquency Ratio improved 20 basis points from the prior quarter to 8.5% as the benefit from elevated charge-offs and improved performance from more recent vintages was partially offset by a continued increase in 90-plus day delinquency reflecting previously implemented changes to our collection practices. The Reserve Ratio was 12.3% at June 30, 2019, down 20 basis points from the prior quarter but remains above the prior-year figure reflecting overall portfolio quality trends and loss expectations.

Operating expense of $52.0 million increased from the comparable periods and reflects increased spend related to our strategic growth initiatives, including the addition of Evolocity. Our Efficiency Ratio of 47.1%, increased from 43.9% the prior quarter reflecting our investments and improved from 47.5% in the year-ago quarter which included $1.4 million of expense related to debt extinguishment. Our Adjusted Efficiency Ratio* was 44.2% up from 41.1% the prior quarter and 43.1% the year-ago quarter.

Provision for income taxes was $1.8 million compared to $1.7 million the prior quarter and zero the year-ago quarter when taxable income was completely offset by operating loss carryforwards. The effective tax rate was 45% compared to 25% the prior quarter with the increase driven by a greater proportion of international losses. The year-to-date 2019 effective tax rate was 32%.

Total assets increased 2% from the prior quarter and 16% from a year ago to $1.2 billion driven by portfolio growth. Cash and cash equivalents was $59 million compared to $60 million the prior quarter and $74 million a year ago. Debt of $842 million was essentially unchanged from the prior quarter and increased 11% from $756 million a year ago, largely reflecting the funding of loan growth.

Total OnDeck stockholders’ equity of $314 million increased $7 million, or 2%, from the prior quarter and $44 million, or 16%, from a year ago. Book value per diluted common share outstanding of $3.98 increased from $3.87 the prior quarter and $3.44 a year ago.

2019 Third Quarter and Full-year Financial Guidance

OnDeck provided the following guidance for the three months ending September 30, 2019:

•	Gross revenue between $108 million and $112 million,

•	Net income between $1 million and $5 million, and

•	Adjusted Net Income between $4 million and $8 million.

OnDeck provided the following updated financial guidance for full-year 2019:

•	Gross revenue of $438 million to $448 million,

•	Net income of $12 million to $20 million and

•	Adjusted Net income of $22 million to $30 million.

The full-year 2019 financial guidance assumes the following trends relative to full-year 2018:

•	A high single-digit percentage growth rate in Loans and finance receivables,

•	A stable Net Interest Margin,

•	A slight increase in the Adjusted Efficiency Ratio,

•	A Provision Rate of approximately 7%, and

•	A effective tax rate of 30-35%.

* Net income (loss) as used in the narrative of this release is Net income (loss) attributable to On Deck Capital, Inc. common stockholders in the accompanying tables. Adjusted Net income (loss) and Adjusted Efficiency Ratio are Non-GAAP financial measures. See "About Non-GAAP Financial Measures."

Authorization to Repurchase Common Shares

The OnDeck Board has authorized the repurchase of up to $50 million of common stock with the shares to be retained in Treasury and available for possible reissuance. Any share repurchases under the program will be made from time to time in the open market, in privately negotiated transactions or otherwise. The timing and amount of any share repurchases will be subject to market conditions and other factors determined by the company. The repurchase authorization expires August 31, 2020, however, the company may suspend, modify or discontinue the program at any time in its discretion without prior notice. This press release is neither an offer to purchase nor a solicitation of an offer to buy any securities.

Revision of Prior Period Financial Statements for Immaterial Errors

During the second quarter of 2019, we identified an immaterial error in our historical financial statements relating to the accrual of commissions on a small portion of our renewal loans. As a result, we under-accrued the commissions payable on those renewal loans. The aggregate amount of the under-accrual was $2.4 million, approximately 90% of which relates to 2015 and subsequent periods, and represents less than 1%, of our total stockholders’ equity at March 31, 2019. The amount of the error in each of the impacted annual and interim periods was less than 1% of total commissions paid for such period. Prior period data in this release and accompanying tables and future SEC filings will reflect this revision.

Conference Call

OnDeck will host a conference call to discuss its second quarter 2019 financial results on July 29, 2019 at 8:00 AM ET. Hosting the call will be Noah Breslow, Chief Executive Officer, and Ken Brause, Chief Financial Officer. The conference call can be accessed toll free by dialing (866) 393-4306 for calls within the U.S., or by dialing (734) 385-2616 for international calls. The Conference ID is 9792174. A live webcast of the call will also be available at https://investors.ondeck.com under the Press & Events menu.

About OnDeck

OnDeck (NYSE: ONDK) is the proven leader in transparent and responsible online lending to small business. Founded in 2006, the company pioneered the use of data analytics and technology to make real-time lending decisions and deliver capital rapidly to small businesses. Today, OnDeck offers a wide range of online term loans, lines of credit and secured equipment finance loans customized for the needs of small business owners. The company also offers bank clients a comprehensive technology and services platform that facilitates online lending to small business customers through ODX, a wholly-owned subsidiary. OnDeck has provided over $12 billion in loans to customers in 700 different industries across the United States, Canada and Australia. The company has an A+ rating with the Better Business Bureau and is rated 5 stars by Trustpilot. For more information, visit www.ondeck.com.

About Non-GAAP Financial Measures

This press release and its attachments include historical and projected “Adjusted” metrics including Adjusted Net income (loss), Adjusted Net income (loss) per share, Adjusted Efficiency Ratio, Adjusted Return on Assets and Adjusted Return on Equity. These financial measures are not calculated or presented in accordance with United States generally accepted accounting principles, or GAAP, because they all exclude items required to be included in the most directly comparable measure calculated and presented in accordance with GAAP. Adjusted metrics exclude items management deems to be non-representative of operating results or trends (“noteworthy items”) and expenses related to stock-based compensation, which are non-cash expenses. We believe these non-GAAP measures provide useful supplemental information for period-to-period comparisons of our business and can assist investors and others in understanding and evaluating our operating results. However, these non-GAAP measures should not be considered in isolation or as a substitute for or superior to any measures of financial performance calculated and presented in accordance with GAAP. Other companies may calculate these or similarly titled non-GAAP measures differently than we do. See “Non-GAAP Reconciliation” and "Non-GAAP Guidance Reconciliation" later in this press release for a description of these non-GAAP measures and a reconciliation to the most directly comparable financial measures prepared in accordance with GAAP.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other legal authority. Forward-looking statements can be identified by words such as "will,” "enables," “targets,” “expects,” "intends," "may," “allows,” "plans," “continues,” “believes," "anticipates," "estimates" or similar expressions. These include statements regarding guidance on gross revenue, net income and Adjusted Net Income for the third quarter and full-year 2019, and the assumed loan growth rate, Net Interest Margin, Net Charge-off Ratio, Provision Rate, Loan Loss Reserve Ratio, Adjusted Efficiency Ratio, effective tax rate, and macro-economic and other external factors. They are based only on our current beliefs, expectations and assumptions regarding the future of our business, anticipated events and trends, the economy and other future conditions. As such, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and in many cases outside our control. Therefore, you should not rely on any of these forward-looking statements. Our expected results may not be achieved, and actual results may differ materially from our expectations. Important factors that could cause or contribute to such differences include risks relating to: (1) our ability to achieve consistent profitability in the future in light of our prior loss history and competition; (2) our growth strategies, including the introduction of new products or features, expanding our platform to other lenders through ODX and maintaining ODX’s current clients, expansion into international markets, business development, offering equipment financing and our ability to effectively manage and fund our growth; (3) possible future acquisitions of complementary assets, businesses, technologies or products with the goal of growing our business, and the integration of any such acquisitions including Evolocity; (4) any material reduction in our interest rate spread and our ability to successfully mitigate this risk through interest rate hedging or raising interest rates or other means; (5) worsening economic conditions that may result in decreased demand for our loans or services and increase our customers’ default rates; (6) supply and demand driven changes in credit and increases in the availability of capital for our competitors that negatively impacts our loan pricing; (7) our ability to accurately assess creditworthiness and forecast and reserve for loan losses; (8) our ability to prevent or discover security breaches, disruption in service and comparable events that could compromise confidential information held in our data systems or adversely impact our ability to service our loans; (9) incorrect or fraudulent information provided to us by customers causing us to misjudge their qualifications to receive a loan; (10) the effectiveness of our efforts to identify, manage and mitigate our credit, market, liquidity, operational and other risks associated with our business and strategic objectives; (11) our ability to continue to innovate or respond to evolving technological changes and protect our intellectual property; (12) our reputation and possible adverse publicity about us or our industry; (13) failure of operating controls, including customer or partner experience degradation, and related legal expenses, increased regulatory cost, significant fraud losses and vendor risk; and (14) changes in federal or state laws or regulations, or judicial decisions involving licensing or supervision of commercial lenders, interest rate limitations, the enforceability of choice of law provisions in loan agreements, the validity of bank sponsor partnerships, the use of brokers or other significant changes; (15) risks associated with pursuing a bank charter, and risks associated with either failing to obtain or obtaining a bank charter; and other risks, including those described in Part I - Item 1A. Risk Factors in our Annual Report on From 10-K for the year ended December 31, 2018 and other documents that we file with the Securities and Exchange Commission, or SEC, from time to time which are or will be available on the SEC website at www.sec.gov.

Investor Contact:
Steve Klimas
646.668.3582
sklimas@ondeck.com

Media Contact:
Jim Larkin
203.526.7457
jlarkin@ondeck.com

OnDeck, the OnDeck logo, OnDeck Score, OnDeck Marketplace, and ODX are trademarks of On Deck Capital, Inc.
SOURCE On Deck Capital, Inc.

On Deck Capital, Inc. and Subsidiaries
Consolidated Statements of Operations
(unaudited, $ in thousands, except share and per share data)

	Three Months Ended,			Six Months Ended,
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Revenue:
Interest and finance income	$105,641	$105,799	$92,209	$211,440	$178,438
Other revenue	4,605	4,176	3,247	8,781	7,158
Gross revenue	110,246	109,975	95,456	220,221	185,596
Cost of revenue:
Provision for loan and finance receivable losses	42,951	43,291	33,293	86,242	69,586
Interest expense	11,381	11,332	12,245	22,713	24,117
Total cost of revenue	54,332	54,623	45,538	108,955	93,703
Net revenue	55,914	55,352	49,918	111,266	91,893
Operating expense:
Sales and marketing	13,307	11,960	11,432	25,267	22,030
Technology and analytics	16,681	16,806	12,799	33,487	23,806
Processing and servicing	5,609	5,489	5,041	11,098	10,262
General and administrative	16,353	14,029	16,034	30,382	33,759
Total operating expense	51,950	48,284	45,306	100,234	89,857
Income (loss) from operations, before provision for income taxes	3,964	7,068	4,612	11,032	2,036
Provision for income taxes	1,796	1,740	—	3,536	—
Net income (loss)	2,168	5,328	4,612	7,496	2,036
Less: Net income (loss) attributable to noncontrolling interest	(2,127)	(338)	(1,016)	(2,465)	(1,535)
Net income (loss) attributable to On Deck Capital, Inc. common stockholders	$4,295	$5,666	$5,628	$9,961	$3,571
Net income (loss) per share attributable to On Deck Capital, Inc. common stockholders:
Basic	$0.06	$0.08	$0.08	$0.13	$0.05
Diluted	$0.05	$0.07	$0.07	$0.13	$0.05
Weighted-average common shares outstanding:
Basic	76,137,751	75,539,535	74,385,446	75,840,604	74,182,929
Diluted	78,901,601	79,115,037	78,288,267	79,013,757	77,786,748

On Deck Capital, Inc. and Subsidiaries
Percentage of Average Interest Earning Assets
(unaudited, $ in thousands)

	Three Months Ended,			Six Months Ended,
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Revenue:
Interest and finance income	32.5%	33.0%	32.6%	32.8%	32.4%
Other revenue	1.4%	1.3%	1.2%	1.4%	1.3%
Gross revenue	33.9%	34.3%	33.8%	34.2%	33.7%
Cost of revenue:
Provision for loan and finance receivable losses	13.2%	13.6%	11.8%	13.4%	12.7%
Interest expense	3.5%	3.5%	4.3%	3.5%	4.4%
Total cost of revenue	16.7%	17.1%	16.1%	16.9%	17.1%
Net revenue	17.2%	17.2%	17.7%	17.3%	16.6%
Operating expense:
Sales and marketing	4.1%	3.7%	4.0%	3.9%	4.0%
Technology and analytics	5.1%	5.2%	4.5%	5.2%	4.3%
Processing and servicing	1.7%	1.7%	1.8%	1.7%	1.9%
General and administrative	5.0%	4.4%	5.7%	4.7%	6.1%
Total operating expense	15.9%	15.0%	16.0%	15.5%	16.3%
Income (loss) from operations, before provision for income taxes	1.3%	2.2%	1.7%	1.8%	0.3%
Provision for income taxes	0.6%	0.5%	0.0%	0.6%	0.0%
Net income (loss)	0.7%	1.7%	1.7%	1.2%	0.3%

Memo:
Average Interest Earning Assets	$1,303,709	$1,299,675	$1,135,713	$1,300,864	$1,109,224

On Deck Capital, Inc. and Subsidiaries
Consolidated Balance Sheets
(unaudited, $ in thousands, except share and per share data)

	June 30, 2019	March 31, 2019	December 31, 2018
Assets
Cash and cash equivalents	$58,744	$60,085	$59,859
Restricted cash	43,336	44,632	37,779
Loans and finance receivables	1,207,609	1,202,771	1,169,407
Less: Allowance for loan and finance receivable losses	(145,739)	(147,406)	(140,040)
Loans and finance receivables held for investment, net	1,061,870	1,055,365	1,029,367
Property, equipment and software, net	17,088	16,180	16,700
Other assets	67,169	48,636	18,115
Total assets	$1,248,207	$1,224,898	$1,161,820
Liabilities, mezzanine equity and stockholders' equity
Liabilities:
Accounts payable	$5,819	$4,847	$4,011
Interest payable	2,687	2,808	2,385
Debt	841,602	842,314	816,231
Accrued expenses and other liabilities	65,135	63,333	36,708
Total liabilities	915,243	913,302	859,335
Mezzanine equity:
Redeemable noncontrolling interest	15,122	—	—
Stockholders’ equity:
Common stock—$0.005 par value, 1,000,000,000 shares authorized and 79,338,337, 78,944,343, and 78412,291 shares issued and 76,301,387, 75,907,393, and 75,375,341 outstanding at June 30, 2019, March 31, 2019, and December 31, 2018, respectively.	401	399	396
Treasury stock—at cost	(5,842)	(5,842)	(5,842)
Additional paid-in capital	508,816	506,345	502,189
Accumulated deficit	(186,997)	(191,293)	(196,959)
Accumulated other comprehensive loss	(1,894)	(2,234)	(1,832)
Total On Deck Capital, Inc. stockholders' equity	314,484	307,375	297,952
Noncontrolling interest	3,358	4,221	4,533
Total stockholders' equity	317,842	311,596	302,485
Total liabilities, mezzanine equity and stockholders' equity	$1,248,207	$1,224,898	$1,161,820

Memo:
Unpaid Principal Balance[1]	$1,185,122	$1,177,609	$1,144,954
Loans and finance receivables[2]	$1,207,609	$1,202,771	$1,169,407
Interest Earning Assets[3]	$1,309,689	$1,307,488	$1,267,045
Book Value Per Diluted Share	$3.98	$3.87	$3.75

On Deck Capital, Inc. and Subsidiaries
Consolidated Average Balance Sheets4
(unaudited, $ in thousands)

	Average Three Months Ended,			Average Six Months Ended,
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Assets
Cash and cash equivalents	$51,530	$48,115	$55,516	$48,356	$50,128
Restricted cash	45,677	48,182	54,859	47,258	55,251
Loans and finance receivables	1,206,503	1,203,378	1,025,337	1,205,250	1,003,845
Less: Allowance for loan and finance receivable losses	(146,612)	(145,742)	(121,899)	(146,002)	(118,290)
Loans and finance receivables held for investment, net	1,059,891	1,057,636	903,438	1,059,248	885,555
Property, equipment and software, net	17,413	16,494	17,182	17,064	19,248
Other assets	58,022	38,843	15,783	48,404	14,773
Total assets	$1,232,533	$1,209,270	$1,046,778	$1,220,330	$1,024,955
Liabilities, mezzanine equity and stockholders' equity
Liabilities:
Accounts payable	$5,120	$5,053	$3,627	$5,121	$3,269
Interest payable	2,812	2,646	2,519	2,718	2,407
Debt	834,582	838,867	737,099	835,926	717,662
Accrued expenses and other liabilities	63,690	56,779	31,400	59,792	32,257
Total liabilities	906,204	903,345	774,645	903,557	755,595
Mezzanine equity:
Redeemable noncontrolling interest	11,634	—	—	6,647	—
Stockholders’ equity:
Total On Deck Capital, Inc. stockholders' equity	310,858	301,469	266,711	305,990	264,585
Noncontrolling interest	3,837	4,456	5,422	4,136	4,775
Total stockholders' equity	314,695	305,925	272,133	310,126	269,360
Total liabilities, mezzanine equity and stockholders' equity	$1,232,533	$1,209,270	$1,046,778	$1,220,330	$1,024,955

Memo:
Unpaid Principal Balance	$1,183,056	$1,177,801	$1,006,133	$1,180,831	$985,321
Loans	$1,206,503	$1,203,378	$1,025,337	$1,205,250	$1,003,845
Interest Earning Assets	$1,303,709	$1,299,675	$1,135,713	$1,300,864	$1,109,224

Supplemental Information

Key Performance Metrics
($ in tousands, except percentage data)

	Three Months Ended,			Six Months Ended,
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Originations[5]	$591,848	$635,506	$586,728	$1,227,354	$1,177,313
Portfolio Yield[6]	35.0%	35.6%	36.1%	35.3%	35.8%
Cost of Funds Rate[7]	5.5%	5.4%	6.6%	5.4%	6.7%
Net Interest Margin[8]	29.0%	29.5%	28.2%	29.3%	28.1%
Provision Rate[9]	7.3%	6.8%	5.7%	7.0%	5.9%
Reserve Ratio[10]	12.3%	12.5%	12.1%	12.3%	12.1%
15+ Day Delinquency Ratio[11]	8.5%	8.7%	6.8%	8.5%	6.8%
Net Charge-off Rate[12]	15.1%	12.2%	11.2%	13.6%	11.1%
Efficiency Ratio[13]	47.1%	43.9%	47.5%	45.5%	48.4%
Adjusted Efficiency Ratio14 (a)	44.2%	41.1%	43.1%	42.6%	41.7%
Return on Assets[15]	1.4%	1.9%	2.2%	1.6%	0.7%
Adjusted Return on Assets16 (a)	2.2%	2.7%	3.7%	2.5%	3.1%
Return on Equity[17]	5.5%	7.5%	8.4%	6.5%	2.7%
Adjusted Return on Equity18 (a)	8.8%	10.8%	14.7%	9.8%	12.1%
	Three Months Ended,			Six Months Ended,
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Activity in the Allowance for Loan Losses
Allowance for loan losses beginning of period	$147,406	$140,040	$118,921	$140,040	$109,015
+ Provision for loan losses	42,951	43,291	33,293	86,242	69,586
- Gross charge-offs	(49,141)	(39,839)	(31,362)	(88,980)	(61,094)
+ Recoveries	4,523	3,914	3,206	8,437	6,551
Allowance for loan losses end of period	$145,739	$147,406	$124,058	$145,739	$124,058
Activity in Loans and Finance Receivables Held for Investment Balances	Three Months Ended,			Six Months Ended,
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Unpaid Principal Balance beginning of period	$1,177,609	$1,144,954	$992,595	$1,144,954	$936,239
+ Total originations(b)	591,848	635,506	586,728	1,227,354	1,177,313
+ Purchase of Loans and finance receivables	37,454	—	801	37,454	801
- Net charge-offs	(44,618)	(35,924)	(28,156)	(80,542)	(54,543)
- Principal paid down	(577,171)	(566,927)	(525,382)	(1,144,098)	(1,033,224)
Unpaid Principal Balance end of period	1,185,122	1,177,609	1,026,586	1,185,122	1,026,586
+ Net deferred origination costs	22,487	25,162	20,203	22,487	20,203
Loans and finance receivables held for investment	1,207,609	1,202,771	1,046,789	1,207,609	1,046,789
- Allowance for loan losses	(145,739)	(147,406)	(124,058)	(145,739)	(124,058)
Loans and finance receivables held for investment, net	$1,061,870	$1,055,365	$922,731	$1,061,870	$922,731
(a) Non-GAAP measure. See "About Non-GAAP Financial Measures," and "Non-GAAP Reconciliations" and related footnotes elsewhere in this press release.
(b) Includes Unpaid Principal Balance of term loans rolled into new originations of $95.2 million, $98.5 million, and $76.9 million, in the three months ended June 30, 2019, March 31, 2019 and June 30, 2018, respectively and $193.7 million, and $167.7 million, in the six months ended June 30, 2019 and June 30, 2018, respectively.

Supplemental Information

Non-GAAP Reconciliations
(in thousands, except share and per share data)

	Three Months Ended,			Six Months Ended,
Reconciliation of Net Income to Adjusted Net Income	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Net income (loss) attributable to On Deck Capital, Inc. common stockholders	$4,295	$5,666	$5,628	$9,961	$3,571
Adjustments (after-tax):
Stock-based compensation expense	2,581	2,436	2,794	5,017	6,004
Real estate disposition charges	—	—	—	—	4,187
Severance and executive transition expenses	—	—	—	—	911
Debt Extinguishment Costs	—	—	1,384	—	1,384
Adjusted Net Income (Loss)[19]	$6,876	$8,102	$9,806	$14,978	$16,057
Adjusted Net Income (Loss) per Share[20]:
Basic	$0.09	$0.11	$0.13	$0.20	$0.22
Diluted	$0.09	$0.10	$0.13	$0.19	$0.21
Weighted-average common shares outstanding:
Basic	76,137,751	75,539,535	74,385,446	75,840,604	74,182,929
Diluted	78,901,601	79,115,037	78,288,267	79,013,757	77,786,748

	Three Months Ended,			Six Months Ended,
Reconciliation of Return on Assets to Adjusted Return on Assets	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Net income (loss) attributable to On Deck Capital, Inc. common stockholders	$4,295	$5,666	$5,628	$9,961	$3,571
Average Total Assets	1,232,533	1,209,270	1,046,778	1,220,330	1,024,955
Return on Assets	1.4%	1.9%	2.2%	1.6%	0.7%
Adjustments (after-tax):
Stock-based compensation expense	2,581	2,436	2,794	5,017	6,004
Real estate disposition charges	—	—	—	—	4,187
Severance and executive transition expenses	—	—	—	—	911
Debt Extinguishment Costs	—	—	1,384	—	1,384
Adjusted Net Income (Loss)	$6,876	$8,102	$9,806	$14,978	$16,057
Average Total Assets	1,232,533	1,209,270	1,046,778	1,220,330	1,024,955
Adjusted Return on Assets	2.2%	2.7%	3.7%	2.5%	3.1%

	Three Months Ended,			Six Months Ended,
Reconciliation of Return on Equity to Adjusted Return on Equity	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Net income (loss) attributable to On Deck Capital, Inc. common stockholders	$4,295	$5,666	$5,628	$9,961	$3,571
Average OnDeck Stockholders' Equity	310,858	301,469	266,711	305,990	264,585
Return on Equity	5.5%	7.5%	8.4%	6.5%	2.7%
Adjustments (after-tax):
Stock-based compensation expense	2,581	2,436	2,794	5,017	6,004
Real estate disposition charges	—	—	—	—	4,187
Severance and executive transition expenses	—	—	—	—	911
Debt Extinguishment Costs	—	—	1,384	—	1,384
Adjusted Net Income (Loss)	$6,876	$8,102	$9,806	$14,978	$16,057
Average OnDeck Stockholders' Equity	310,858	301,469	266,711	305,990	264,585
Adjusted Return on Equity	8.8%	10.8%	14.7%	9.8%	12.1%

	Three Months Ended,			Six Months Ended,
Reconciliation of Efficiency Ratio to Adjusted Efficiency Ratio	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Total operating expense	$51,950	$48,284	$45,306	$100,234	$89,857
Gross revenue	110,246	109,975	95,456	220,221	185,596
Efficiency Ratio	47.1%	43.9%	47.5%	45.5%	48.4%
Adjustments (pre-tax):
Stock-based compensation expense	3,249	3,083	2,794	6,331	6,004
Real estate disposition charges	—	—	—	—	4,187
Severance and executive transition expenses	—	—	—	—	911
Debt Extinguishment Costs	—	—	1,384	—	1,384
Operating Expenses Less Noteworthy Items	$48,701	$45,201	$41,128	$93,903	$77,371
Gross revenue	110,246	109,975	95,456	220,221	185,596
Adjusted Efficiency Ratio	44.2%	41.1%	43.1%	42.6%	41.7%

Adjusted Net Income is used in the calculation of Adjusted Return on Assets and Adjusted Return on Equity, all of which are Non-GAAP measures. Additionally, the same adjustment items contained in the above reconciliation of Net Income to Adjusted Net Income are used to adjust operating expense in the calculation of the Adjusted Efficiency Ratio, a Non-GAAP measure. Amounts may differ due to taxes.

Non-GAAP Guidance Reconciliation
(in millions)

	Three Months Ending September 30,		Twelve Months Ending December 31,

	2019		2019
	Low	High	Low	High
Net income (loss) attributable to On Deck Capital, Inc. common stockholders	$1	$5	$12	$20
Stock-based compensation (after tax)	3	3	10	10
Adjusted Net Income	$4	$8	$22	$30

Supplemental Channel Information

Quarterly Origination Channel Distribution

	Three Months Ended,			Six Months Ended,
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Percentage of originations (dollars)
Direct	43%	42%	44%	43%	45%
Strategic Partner	31%	31%	27%	30%	26%
Funding Advisor	26%	27%	29%	27%	29%

Notes:
(1)Unpaid Principal Balance represents the total amount of principal outstanding on Loans held for investment, plus outstanding advances relating to other finance receivables and the amortized cost of loans purchased from other than issuing bank partners at the end of the period. It excludes net deferred origination costs, allowance for loan and finance receivable losses and any loans sold or held for sale at the end of the period.
(2)Loans and finance receivables represents the sum of term loans, lines of credit, equipment finance loans and finance receivables.
(3)Interest Earning Assets represents the sum of Loans and finance receivables plus Cash and cash equivalents plus Restricted cash.
(4)Average Balance Sheet line items for the period represent the average of the balance at the beginning of the first month of the period and the end of each month in the period.
(5)Originations represent the total principal amount of Loans made during the period plus the total amount advanced on other finance receivables. Many of our repeat term loan customers renew their term loans before their existing term loan is fully repaid. In accordance with industry practice, originations of such repeat term loans are presented as the full renewal loan principal, rather than the net funded amount, which would be the renewal term loan’s principal net of the Unpaid Principal Balance on the existing term loan. Loans referred to, and funded by, our issuing bank partners and later purchased by us are included as part of our originations.
(6)Portfolio Yield is the rate of return we achieve on Loans and finance receivables outstanding during a period. It is calculated as annualized Interest and finance income on Loans and finance receivables including amortization of net deferred origination costs divided by average loans and finance receivables. Annualization is based on 365 days per year and is calendar day-adjusted.
(7)Cost of Funds Rate is calculated as interest expense divided by average debt outstanding for the period. For periods of less than one year, the metric is annualized based on four quarters per year and is not business day or calendar day-adjusted.
(8)Net Interest Margin is calculated as annualized net interest and finance income divided by average Interest Earning Assets. Net interest and finance income represents Interest and finance receivable income less Interest expense during the period. Annualization is based on 365 days per year and is calendar day-adjusted.
(9)Provision Rate equals the provision for Loan and finance receivable losses for the period divided by originations for the period.
(10)Reserve Ratio is our allowance for loan and finance receivable losses at the end of the period divided by the Unpaid Principal Balance at the end of the period.
(11)15+ Day Delinquency Ratio equals the aggregate Unpaid Principal Balance for our Loans that are 15 or more calendar days contractually passed due and for our finance receivables that are 15 or more payments behind schedule as a percentage of the Unpaid Principal Balance at the end of the period. The Unpaid Principal Balance for our loans and finance receivables that are 15 or more calendar days or payments past due includes Loans and finance receivables that are paying and non-paying.
(12)Net Charge-off Rate is calculated as our annualized net charge-offs for the period divided by the average Unpaid Principal Balance outstanding during the period. Net charge-offs are charged-off loans and finance receivables in the period, net of recoveries of prior charged-off loans and finance receivables in the period. For periods of less than one year, the metric is annualized based on four quarters per year and is not business day or calendar day-adjusted.
(13)Efficiency Ratio is a measure of operating efficiency and is calculated as Total operating expense for the period divided by Gross revenue for the period.
(14)Adjusted Efficiency Ratio is non-GAAP measure calculated as total operating expense divided by gross revenue for the period, adjusted to exclude (a) stock-based compensation expense and (b) items management deems to be non-representative of operating results or trends, all as shown in the non-GAAP reconciliation presentation of this metric. We believe Adjusted Efficiency Ratio is useful because it provides investors and others with a supplemental operating efficiency metric to present our operating efficiency across multiple periods without the effects of stock-based compensation, which is a non-cash expense based on equity grants made to participants in our equity plans at specified prices and times but which does not necessarily reflect how our business is performing, and items which may only affect our operating results periodically. Our use of Adjusted Efficiency Ratio has limitations as an analytical tool and you should not consider it in isolation, as a substitute for or superior to our Efficiency Ratio, which is the most comparable GAAP metric.
(15)Return on Assets is calculated as annualized net income (loss) attributable to On Deck Capital, Inc. common stockholders for the period divided by average total assets for the period. For periods of less than one year, the metric is annualized based on four quarters per year and is not business day or calendar day-adjusted.
(16)Adjusted Return on Assets is a non-GAAP measure calculated as Adjusted Net Income (Loss) for the period divided by average total assets for the period. For periods of less than one year, the metric is annualized based on four quarters per year and is not business day or calendar day-adjusted. We believe Adjusted Return on Assets is useful because it provides investors and others with a supplemental metric to assess our performance across multiple periods without the effects of stock-based compensation, which is a non-cash expense based on equity grants made to participants in our equity plans at specified prices and times but which does not necessarily reflect how our business is performing, and items which may only affect our operating results periodically, all as shown in the non-GAAP reconciliation presentation of this metric. Our use of Adjusted Return on Assets has limitations as an analytical tool and you should not consider it in isolation, as a substitute for or superior to Return on Assets, which is the most comparable GAAP metric.
(17)Return on Equity is calculated as annualized net income (loss) attributable to On Deck Capital, Inc. common stockholders for the period divided by average total On Deck Capital, Inc. stockholders’ equity for the period. For periods of less than one year, the metric is annualized based on four quarters per year and is not business day or calendar day-adjusted.
(18)Adjusted Return on Equity is a non-GAAP measure calculated as Adjusted Net Income (Loss) attributable to On Deck Capital, Inc. common stockholders for the period divided by average total On Deck Capital, Inc. stockholders’ equity for the period. For periods of less than one year, the metric is annualized based on four quarters per year and is not business day or calendar day-adjusted. We believe Adjusted Return on Equity is useful because it provides investors with a supplemental metric to assess our performance across multiple periods without the effects of stock-based compensation, which is a non-cash expense based on equity grants made to participants in our equity plans at specified prices and times but which does not necessarily reflect how our business is performing, and items which may only affect our operating results periodically, all as shown in the non-GAAP reconciliation presentation of this metric. Our use of Adjusted Return on Equity has limitations as an analytical tool and you should not consider it in isolation, as a substitute or superior to Return on Equity, which is the most comparable GAAP metric.
(19)Adjusted Net Income (Loss) is a non-GAAP measure calculated as net income (loss) attributable to On Deck Capital, Inc. common stockholders adjusted to exclude from net income (loss) attributable to On Deck Capital, Inc. common stockholders (a) stock-based compensation expense and (b) items management deems to be non-representative of operating results or trends, all as shown in the non-GAAP reconciliation presentation of this metric. We believe Adjusted Net Income (Loss) is useful because it provides investors and others with a supplemental profitability metric to present our performance across multiple periods without the effects of stock-based compensation, which is a non-cash expense based on equity grants made to participants in our equity plans at specified prices and times but which does not necessarily reflect how our business is performing, and items which may only affect our operating results periodically. Our use of Adjusted Net Income (Loss) has limitations as an analytical tool and you should not consider it in isolation, as a substitute for or superior to net income (loss) attributable to On Deck Capital, Inc. common stockholders, which is the most comparable GAAP metric.
(20)Adjusted Net Income (Loss) per Share is a non-GAAP measure calculated as Adjusted Net Income (Loss) divided by the weighted average common shares outstanding during the period. We believe Adjusted Net Income (Loss) per Share is useful because it provides investors and others with a supplemental profitability metric to present our performance across multiple periods without the effects of stock-based compensation, which is a non-cash expense based on equity grants made to participants in our equity plans at specified prices and times but which does not necessarily reflect how our business is performing, and items which may only affect our operating results periodically. Our use of Adjusted Net Income (Loss) per Share has limitations as an analytical tool and you should not consider it in isolation, as a substitute for or superior to net income (loss) attributable to On Deck Capital, Inc. common stockholders per share, which is the most comparable GAAP metric.